EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PARKWAY PROPERTIES, INC. AND THOMAS PROPERTIES GROUP,
INC. COMPLETE MERGER VALUED AT $1.2 BILLION

ORLANDO, FLORIDA - December 20, 2013 - Parkway Properties, Inc. (NYSE:PKY) (Parkway) today announced the completion of the merger with Thomas Properties Group, Inc. (NYSE: TPGI) (Thomas Properties) valued at approximately $1.2 billion. The transaction was approved by stockholders of each company at their respective stockholder meetings on December 17, 2013. The combined company will continue to trade under Parkway’s existing ticker symbol, PKY, on the New York Stock Exchange.

As a result of the merger, each former share of Thomas Properties common stock has been converted into 0.3822 of a newly issued share of Parkway common stock and each former share of Thomas Properties limited voting stock has been converted into 0.3822 of a newly issued share of Parkway limited voting stock. Former Thomas Properties stockholders hold approximately 25% of the combined company’s equity, with continuing Parkway stockholders holding approximately 75% of the combined company’s equity. Effective with the close of the market today, Thomas Properties’ shares of common stock will no longer be traded on the New York Stock Exchange.

James R. Heistand, President and Chief Executive Officer of Parkway, stated, We are thrilled to have completed this transaction as it represents a major step forward in Parkway’s long-term strategy to be the premier owner and operator of Class A office buildings in the Sunbelt. We are excited to add these ten high-class buildings to our portfolio, as they will strengthen our position in the Houston market and provide entry to the Austin market with scale. We are confident that we will be able to capitalize on the strong office fundamentals in these two markets and successfully implement our local market operational strategy to unlock additional value at the assets.

Parkway also announced that it completed the sale of Thomas Properties’ ownership interest in two office properties located in Philadelphia, Pennsylvania known as Commerce Square to Brandywine Realty Trust (NYSE:BDN) (Brandywine), based on a gross property value of approximately $331.8 million. Additionally, Parkway announced that it completed the sale of Thomas Properties’ Four Points Centre and a contiguous land parcel located in Austin, Texas to Brandywine for a gross sale price of approximately $47.3 million. Parkway received approximately $93.5 million in net proceeds from the sale of these assets.

James A. Thomas, the former Chairman, President and Chief Executive Officer of Thomas Properties, has joined Parkway’s board of directors and will serve as Chairman of the board. I am very pleased with the completion of this transaction which brings together these two entities and results in a strong company with an attractive portfolio in desirable markets, stated Mr. Thomas. Parkway’s current executive officers will continue as the executive officers of the combined company.

Advisors

BofA Merrill Lynch served as exclusive financial advisor to Parkway, and Hogan Lovells US LLP acted as its legal counsel. Morgan Stanley & Co. LLC served as exclusive financial advisor to Thomas Properties, and Skadden, Arps, Slate, Meagher & Flom LLP acted as its legal counsel.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 43 office properties located in eight states with an aggregate of approximately 12.6 million square feet at October 1, 2013. Parkway also offers fee-based real estate services which manage and/or lease approximately 11.7 million square feet for third parties as of October 1, 2013. Additional information about Parkway is available on the company's website at www.pky.com.

Forward Looking Statement

Certain statements in this release that are not in the present or past tense or discuss Parkway's expectations (including the use of the words anticipate, believe, forecast, intends, expects, project, or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon Parkway's current belief as to the outcome and timing of future events. Examples of forward-looking statements include projected net operating income, cap rates, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions, or other transactions, and descriptions relating to these expectations. There can be no assurance that future developments affecting Parkway will be those anticipated by Parkway. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of Parkway) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the actual or perceived impact of U.S. monetary policy; the demand for and market acceptance of Parkway's properties for rental purposes; the ability of Parkway to enter into new leases or renewal leases on favorable terms; the amount and growth of Parkway's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where Parkway owns properties; risks associated with joint venture partners; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; termination of property management contracts; the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting Parkway; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions; risks associated with acquisitions, including the integration of Thomas Properties Group, Inc.'s businesses; risks associated with achieving expected synergies or cost savings; and other risks and uncertainties detailed from time to time in Parkway's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Parkway's business, financial condition, liquidity, cash flows and results could differ materially from those expressed in the forward-looking statements. Any forward looking statements speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Parkway does not undertake to update forward-looking statements except as may be required by law.

Contact:
Ted McHugh
Director of Investor Relations
(407) 650-0593